Exhibit 1.2

Media Relations
Unilever N.V.  Weena 455  3013 AL Rotterdam
Tel: +31(0)10 217 4844 (na 17.30  +31(0)10 217 4000)  Fax: +31(0)10 217 4843
E-mail: mediarelations.rotterdam@unilever.com    Web: www.unilever.com

News Release Persbericht News Release News Release

UNILEVER N.V. PROMOTES GOOD CORPORATE GOVERNANCE BY
MAKING A CASH OFFER FOR ITS 6% AND 7% PREFERENCE SHARES;
OFFER MEMORANDUM AVAILABLE

Rotterdam, 19 September 2011 – Unilever is committed to promoting the highest possible standards of corporate governance throughout its business. In particular, it is focused on improving governance in Unilever N.V. by addressing the disproportionate voting rights of the 6% and 7% preference shares. Progress towards this goal will help to strengthen the link between economic interest and voting rights for all Unilever N.V. shareholders.

Following the announcement in May 2011 of an agreement with AEGON to re-purchase their preference shares and the positive shareholder vote at the recent EGM, Unilever N.V. today announces that it is making a public cash offer to re-purchase all its outstanding preference shares.

The offer memorandum is available now. Its key elements are as follows:

•	Prices of € 806 per share for the 6% preference shares and € 940 per share for the 7% preference shares.
•	Prices for the sub-shares and depositary receipts adjusted on a pro-rata basis.
•	The acceptance period for the offer runs from 20 September to 18 October 2011.
•	The maximum cost of this offer if all outstanding shares are tendered is € 157m.

The Board of Unilever N.V. believes that the offer both supports its efforts to improve corporate governance and provides preference shareholders an opportunity to dispose of their holdings at an attractive premium.

The dividend on the preference shares for the 2011 financial year will be paid on 3 October 2011 for all shares held on the record date of 14 September 2011. It will be received by all holders irrespective of whether or not they elect to take up the offer.

The offer relates to Unilever N.V. only and does not involve Unilever PLC.

-Ends-

The offer memorandum is available on the Unilever website (www.unilever.com). Copies can also be obtained at the head office of Unilever N.V., and at the offices of the Principal and Administrative Tender Agents at the addresses detailed in the appendix. For further information:

Unilever N.V.       Visiting address:          Weena 455, 3013 AL Rotterdam, the Netherlands.
Mail address:                P.O. Box 760, 3000 DK Rotterdam, the Netherlands.
Investor Relations; Phone:            +44 20 7822 6830, email: investor.relations@unilever.com
Media Relations; Phone:                +31 10 217 4844, email: flip.dotsch@unilever.com

About Unilever

Unilever works to create a better future every day. We help people feel good, look good and get more out of life with brands and services that are good for them and good for others.

Unilever is one of the world’s leading suppliers of fast moving consumer goods with strong operations in more than 100 countries and sales in 180. Consumers buy 170bn Unilever packs around the world every year, and our products are used over two billion times a day.

Our portfolio includes some of the world’s best known and most loved brands including twelve €1 billion brands, and global leadership in many categories in which we operate. The portfolio features iconic brands such as: Knorr, Hellmann’s, Lipton, Dove, Vaseline, Persil, Cif, Marmite and Pot Noodle.

We have around 167,000 employees, and generated annual sales of €44.3 billion in 2010. For more information about Unilever and its brands, please visit www.unilever.com

SAFE HARBOUR
This document may contain forward-looking statements, including ‘forward-looking statements’ within the meaning of the United States Private Securities Litigation Reform Act of 1995. Words such as ‘expects’, ‘anticipates’, ‘intends’, ‘believes’ or the negative of these terms and other similar expressions of future performance or results, and their negatives, are intended to identify such forward-looking statements. These forward-looking statements are based upon current expectations and assumptions regarding anticipated developments and other factors affecting the Unilever Group. They are not historical facts, nor are they guarantees of future performance. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including, among others, competitive pricing and activities, economic slowdown, industry consolidation, access to credit markets, recruitment levels, reputational risks, commodity prices, continued availability of raw materials, prioritisation of projects, consumption levels, costs, the ability to maintain and manage key customer relationships and supply chain sources, consumer demands, currency values, interest rates, the ability to integrate acquisitions and complete planned divestitures, the ability to complete planned restructuring activities, physical risks, environmental risks, the ability to manage regulatory, tax and legal matters and resolve pending matters within current estimates, legislative, fiscal and regulatory developments, political, economic and social conditions in the geographic markets where the Unilever Group operates and new or changed priorities of the Boards. Further details of potential risks and uncertainties affecting the Unilever Group are described in the Unilever Group’s filings with the London Stock Exchange, Euronext Amsterdam and the US Securities and Exchange Commission, including the Unilever Group’s Annual Report on Form 20-F for the year ended 31 December 2010. These forward-looking statements speak only as of the date of this document. Except as required by any applicable law or regulation, the Unilever Group expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Unilever Group’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For further information:

Unilever N.V.
Visiting address: Weena 455, 3013 AL Rotterdam, the Netherlands. Mail address: P.O. Box 760, 3000 DK Rotterdam, the Netherlands. Other contact details: Investor Relations Team, phone number: +44 20 7822 6830, email: investor.relations@unilever.com. Media Relations Team, phone number +31 10 217 4844 flip.dotsch@unilever.com

Principal Tender Agent
The Royal Bank of Scotland N.V.
Visiting address: Gustav Mahlerlaan 350, 1082 ME, Amsterdam, the Netherlands. Mail address: P.O. Box 12925 (18.A.80), 1100 AX  Amsterdam, the Netherlands. Other contact details: Richard van Etten, Jerry Chiu, phone number: +31 20 464 3707, email: corporate.actions@rbs.com.

Administrative Tender Agent
ANT Trust & Corporate Services N.V.
Visiting address: Claude Debussylaan 24, 1082 MD, Amsterdam, the Netherlands. Mail address: P.O. Box 11063, 1001 GB Amsterdam, the Netherlands. Other contact details: Douglas Tessers, phone number: +31 20 522 2510, email:  registers@ant-trust.nl.

Unregulated offer
This is an announcement by Unilever N.V. concerning a public cash offer for all of its issued and outstanding 6% cumulative preference shares, 6% cumulative preference sub shares, 7% cumulative preference shares and 7% cumulative preference sub shares, and the depositary receipts for its 7% preference sub shares issued by Foundation Unilever N.V. Trust Office (Stichting Administratiekantoor Unilever N.V.; the "Trust Office") (collectively the "Preference Shares"). This announcement does not constitute a public offer by Unilever N.V. for the Preference Shares, which will be made by means of the issuance of the Offer Memorandum (as defined below). Pursuant to section 56a of the Dutch Exemption Regulation of the Financial Markets Supervision Act (Vrijstellingsregeling Wft), Unilever N.V. is exempt from (i) the requirement to make the offer through a pre-approved offer document which is compliant with the requirements set out in the Decree on Public Offers (Besluit openbare biedingen Wft), and (ii) the best price rule of section 5:79 of the Netherlands Financial Markets Supervision Act (Wet op het financieel toezicht). Neither the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten), nor any other regulatory authority in any jurisdiction has approved the offer or the Offer Memorandum.

Restrictions
The Offer is not being made, and the Preference Shares will not be accepted for purchase from any Preference Shareholders, in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or other laws or regulations of such jurisdiction or would require any registration, approval or filing with any regulatory authority. Unilever N.V. will accept tenders of Preference Shares by any Preference Shareholders not residing in the Netherlands if these tenders comply with the acceptance procedure set out in the Offer Memorandum. Persons obtaining the Offer Memorandum are required to take due note of and observe any restrictions that may apply and obtain any necessary authorisations, approvals or consents. Neither Unilever N.V. nor any of its affiliates or any of their respective directors, employees or advisers accepts any liability for any violation by any person of any restriction. Any person (including, without limitation, custodians, nominees and trustees) who would or otherwise intends to forward the Offer Memorandum or any related document to any jurisdiction outside the Netherlands should carefully read Section 2.1 of the Offer Memorandum (Restrictions) before taking any action. The distribution of the Offer Memorandum in jurisdictions other than the Netherlands may be restricted by law. Persons into whose possession the Offer Memorandum comes should inform themselves about and observe such restrictions. Any failure to comply with any such restrictions may constitute a violation of the law of any such jurisdiction.